Exhibit 10.2

COMMON STOCK WARRANT NO. 3

METRO ONE TELECOMMUNICATIONS, INC.

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS.  NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (I) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (II) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED, (III) RECEIPT OF A NO-ACTION LETTER FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES, OR (IV) OTHERWISE COMPLYING WITH THE PROVISIONS OF SECTIONS 6 AND 7 OF THIS WARRANT.

WARRANT TO PURCHASE SHARES
OF COMMON STOCK

Grant Date: July 1, 2006
(All share amounts reflect the 1 for 4 reverse stock split effected July 6, 2006)

THIS CERTIFIES THAT, for value received, contingent upon satisfaction of certain revenue generation requirements as provided in Section 1 below, Jingle Networks, Inc., a Delaware corporation (“JNI” or “Holder”), is entitled to subscribe for and purchase up to six hundred twenty-three thousand two hundred fifty (623,250) fully paid and nonassessable shares of  common stock (as adjusted pursuant to Section 3 hereof), no par value per share (the “Shares” or “Common Stock”) of Metro One Telecommunications, Inc., an Oregon corporation (the “Company”), at a purchase price of $2.60 per share (the “Warrant Price”), as may be adjusted pursuant to Section 3, subject to the terms and conditions set forth herein.

1.  Revenue Generation Contingency.   The Warrant will not be exercisable unless and until the aggregate revenues and payments received by the Company for the period beginning on January 1, 2006 and ending on February 28, 2007 (the “Revenue Period”) that are (i) directly attributable to calls routed by JNI to and answered by the Company in accordance with that certain Telecom Services Information Agreement between the Company and JNI executed contemporaneously herewith (the “Services Agreement”) and (ii) payments made to the Company for purchase of  Data Services under the Services Agreement (such revenues and payments are referred to collectively hereunder as the “JNI Revenues”) are equal to or exceed ten million dollars ($10,000,000); provided, however, that JNI Revenues shall not include late payment charges, penalties, damages or similar payments received by the Company pursuant to the Services Agreement; provided, further, if JNI Revenues are equal to or greater than eight million dollars ($8,000,000) but less than ten million dollars ($10,000,000), then the number of Shares for which the Warrant is exercisable hereunder shall equal the product of (A) 623,250 and (B) the ratio of (i) JNI Revenues and (ii) ten million (10,000,000).  At such time, if any, as the JNI Revenues received by the Company during the Revenue Period equal or exceed eight million dollars ($8,000,000), Holder may exercise the Warrant for the portion of the Shares for which the Warrant is then exercisable in accordance with the foregoing formula.  Should (i) JNI Revenues received by the Company during the Revenue Period be less than eight million dollars ($8,000,000), (ii) the Services Agreement terminate for any reason other than the default by the Company thereunder, or (iii) the Company no longer be a Preferred Provider, as such term is defined in the Services Agreement, of JNI,  whichever of the foregoing shall first occur, then this Warrant shall expire and terminate, no Shares shall be purchasable hereunder, and JNI shall return the original of this Warrant to the Company unexercised.  Timely payment of the February 2007 invoice from the Company in accordance with the Services Agreement shall be included in the determination of JNI Revenues hereunder.  The Warrant may be exercised as a whole or may be exercised in part or from time to time at any time up to and including 5:00 p.m. (PT) on June 30, 2009 (the “Expiration Date”) for such portion, if any, of the Shares for which the Warrant is then exercisable pursuant to this Paragraph 1.

2.  Method of Exercise; Payment; Issuance of New Warrant.

(a)  Cash Exercise.  Subject to Section 1 hereof, the purchase right represented by this Warrant may be exercised by the Holder hereof, in whole or in part and from time to time, at the election of the Holder hereof, by the surrender of this Warrant (with the notice of exercise substantially in the form attached hereto as Exhibit A duly completed and executed) at the principal office of the Company and by the payment to the Company, by certified or bank check or by wire transfer to an account designated by the Company, of an amount equal to the then applicable Warrant Price multiplied by the number of Shares then being purchased.

(b)  Stock Certificates.  The person or persons in whose name(s) any certificate(s) representing the Shares shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the shares represented thereby (and such shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised.  In the event of any exercise of the rights represented by this Warrant, certificates for the shares of stock so purchased shall be delivered to the Holder hereof as soon as possible and in any event within fifteen (15) days after such exercise and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder hereof as soon as possible and in any event within such fifteen (15) day period.

3.  Adjustment of Warrant Price and Number of Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows, provided that at such time, this Warrant remains outstanding and unexpired:

(a)  Reclassification or Merger.  In case of any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger, reorganization, consolidation or similar transaction (collectively, a “Merger”) in which owners of the Company’s stock immediately before the Merger do not own immediately after the Merger at least fifty percent (50%) of the voting power of the entity resulting from the Merger, or in case of any sale of all or substantially all of the assets of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall (A) duly execute and deliver to the Holder of this Warrant a new Warrant subject to the revenue and payment requirements in Section 1 above and such other provisions of this Warrant as are then applicable, or (B) the Company shall make appropriate provision without the issuance of a new Warrant so that the Holder of this Warrant shall have the right to receive (without regard to the revenue requirements in Section 1 above), at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the shares of Common Stock theretofore issuable upon such exercise of this Warrant, (i) the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, Merger or sale by a Holder of the number of shares of  Common Stock then purchased under this Warrant, or (ii) in the case of such a Merger or sale in which the consideration paid consists all or in part of assets other than securities of the successor or purchasing corporation, at the option of the successor or purchasing entity, the securities of the successor or purchasing corporation having a value at the time of the transaction equivalent to the valuation of the Common Stock at the time of the transaction. Should the successor or purchasing company not issue a new warrant pursuant to subpart (A) above, and should the Holder not exercise the Warrant pursuant to subpart (B) above prior to closing of the Merger or sale, then the Warrant shall expire and terminate unexercised and shall be returned to the Company.  Any new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3.  The provisions of this subparagraph (a) shall similarly apply to successive reclassifications, changes, mergers and transfers.

(b)  Subdivision or Combination of Shares.  If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Common Stock, the Warrant Price shall be proportionately decreased and the number of shares of Common Stock issuable hereunder shall be proportionately increased in the case of a subdivision, and the Warrant Price shall be proportionately increased and the number of shares of Common Stock issuable hereunder shall be proportionately decreased in the case of a combination.

(c)  Stock Dividends and Other Distributions.  If the Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to the Common Stock payable in shares of Common Stock, then the Warrant Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of the Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of the Common Stock outstanding immediately after such dividend or distribution; or (ii) make any other distribution with respect to the Common Stock  (except any distribution specifically provided for in Sections 3(a) and 3(b)), then, in each such case, provision shall be made by the Company such that the Holder of this Warrant shall receive upon proper exercise of this Warrant in accordance with its terms a proportionate share of any such dividend or distribution as though it were the holder of the Shares as of the record date fixed for the determination of the shareholders of the Company entitled to receive such dividend or distribution.

(d)  Adjustment of Number of Shares.  Upon each adjustment in the Warrant Price, unless otherwise provided for above, the number of shares of  Common Stock purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of shares of Common Stock purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

4.  Notice of Adjustments.  Whenever the Warrant Price or the number of shares of Common Stock purchasable hereunder shall be adjusted pursuant to Section 3 hereof, the Company shall, upon the written request by the Holder of the Warrant, make a certificate signed by one of its executive officers setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and the number of shares of Common Stock purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be mailed to the Holder of this Warrant.

5.  Fractional Shares.  No fractional shares of Common Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional share the Company shall (a) if the fraction of a share otherwise issuable is less than one-half, round down and issue to Holder of this Warrant only the largest whole number of shares to which the Holder is otherwise entitled, or (b) if the fraction of a share otherwise issuable is equal to or greater than one-half, round up and issue to the Holder one additional share in addition to the largest whole number of shares to which the Holder is otherwise entitled.

6.  Compliance with Act.  The Holder of this Warrant, by acceptance hereof, agrees that this Warrant, and the Shares to be issued upon exercise hereof are being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Warrant, or any Shares to be issued upon exercise hereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the “Act”) or any applicable state securities laws.

This Warrant and all Shares issued upon exercise of this Warrant (unless registered under the Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT (I) AN EFFECTIVE REGISTRATION

STATEMENT RELATED THERETO, (II) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED, (III) RECEIPT OF A NO-ACTION LETTER FROM THE APPROPRIATE GOVERNMENTAL AUTHORITIES, OR (IV) OTHERWISE COMPLYING WITH THE PROVISIONS OF SECTIONS 6 AND 7 OF THE WARRANT UNDER WHICH THESE SECURITIES WERE ISSUED.”

Said legend shall be removed by the Company, upon the request of a Holder, at such time as the restrictions on the transfer of the applicable security shall have terminated.  In addition, in connection with the issuance of this Warrant, the Holder specifically represents to the Company by acceptance of this Warrant as follows:

(1)                   The Holder is aware of the Company’s business affairs and financial condition, and has acquired information about the Company sufficient to reach an informed and knowledgeable decision to acquire this Warrant.  The Holder is acquiring this Warrant for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof in violation of the Act.

(2)                   The Holder understands that this Warrant has not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein.

(3)                   The Holder further understands that this Warrant must be held indefinitely unless subsequently registered under the Act and qualified under any applicable state securities laws, or unless exemptions from registration and qualification are otherwise available.  The Holder is aware of the provisions of Rule 144, promulgated under the Act.

(4)                   The Holder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act.

7.  Disposition of Warrant or Shares.

(a)  Right of First Refusal. Should JNI have entered into a binding written agreement with another person or entity to sell, transfer or otherwise convey all or any Warrants or Shares acquired by it on exercise of the Warrants, and provided such sale is otherwise permitted under the terms of this Warrant, then at least ten (10) business days prior to completing such sale, transfer or conveyance, JNI shall provide written notice (the “Notice”) thereof to the Company, which Notice shall include a copy of all agreements entered into in connection with such contemplated sale, transfer or conveyance and such information with respect to the potential transferee as the Company reasonably shall request.  For a period of three (3) business days following receipt of the Notice, the Company shall have the right, but not the obligation, to acquire all, but not less than all, of the Warrants or Shares proposed to be then sold on the same terms as is specified in the Notice.  Closing of the sale of the Warrants and/or Shares to the Company shall occur as stated in the Notice; provided however, that such closing shall not be less than thirty (30) days following expiration of the foregoing ten (10) business day period; provided further that should the Company agree to acquire the Warrants or Shares in accordance with this subsection 7(c), then the commitment of the Company to do so shall be specifically enforceable by JNI.   Should the Company fail or refuse to notify JNI of its desire to acquire the Warrants or Shares then to be sold within the above-specified three (3) business day period, the Company shall be deemed to have waived its right to acquire the Warrants and Shares pursuant to this subsection 7(a), and, subject to the other provisions of this Warrant, JNI may convey the Warrants and/or Shares to the party and on the precise terms specified in the Notice. Failure timely to complete such conveyance on such terms shall again require compliance with this subsection 7(a).

(b)  Prohibition of Transfer to Competitor.  Notwithstanding anything in this Warrant to the contrary, JNI covenants and agrees that none of the Warrants and none of the Shares acquired by it upon exercise of the Warrants directly or indirectly shall be sold, transferred or in any manner conveyed by JNI to any competitor or reasonably foreseeable competitor of the Company.  Prior to transfer of any of the Warrants or Shares, JNI shall provide written notice thereof to the Company of the proposed transferee and such information as the Company reasonably shall require in order to determine if the transferee is a competitor or potential competitor.  JNI acknowledges that monetary damages for breach by it of the provisions of this subsection 7(b) would be inadequate and that the Company may seek injunctive relief for any actual or threatened breach by JNI of this covenant.

(c)  Right of Repurchase.  (1) Should the Services Agreement be terminated as a result of the breach or default by JNI thereunder, then for a period of one hundred eighty (180) days after such termination, by providing written notice thereof to JNI, the Company shall have the right, but not the obligation, to repurchase some or all of the Warrants.  The purchase price of any unexercised Warrants shall be the difference between the Market Price, determined as provided below, and the exercise price of the Warrants.  Payment shall be all cash, and closing shall occur at the offices of the Company within thirty (30) days following expiration of such one hundred eighty (180) day period.

(2)  As used in this Section 7(c), the Market Price shall be the weighted average closing price per share of the Company’s Common Stock on the principal national securities exchange on which the Common Stock is then listed or admitted to trading (including, for this purpose, the Nasdaq Stock Market), or if not then listed or traded on any such exchange or system, the mean of the bid and asked price per share on the Nasdaq Capital Market or in the sole discretion of a majority of the Board of Directors of the Company, any other over-the-counter market, including the OTC Bulletin Board, which reports bid, asked and last sale prices and volume of sales (approval of which will not be unreasonably withheld by such directors), in each such case averaged on a weighted average basis over a period of twenty trading days consisting of the last trading day prior to the effective date of the termination of the Services Agreement and the nineteen (19) consecutive trading days prior to such day.  If at any time such quotations are not available, the Market Price shall be the then current fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Company.

8.  Rights as Shareholders; Information.    No Holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed the holder of the Shares, nor shall anything contained herein be construed to confer upon the Holder of this Warrant, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

9.  Notice of Capital Changes.  In case:

(i)            the Company shall declare any dividend or distribution (other than of shares of its Common Stock) payable to the holders of its Common Stock;

(ii)           there shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation or business organization; or

(iii)          there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give the Holder written notice of the date on which a record shall be taken for such dividend or distribution, or for determining shareholders entitled to vote upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and of the date when any such transaction shall take place, as the case may be.  Such written notice shall be given at such time as notice is given to existing shareholders of the Company, but in all events, such written notice shall be given at least 5 days prior to the closing of the transaction in question and not less than 10 days prior to the record date in respect thereof.

10.  Representations and Warranties.  The Company represents and warrants to the Holder of this Warrant as follows:

(a)  This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies;

(b)  The Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and free from all preemptive or any similar rights of any stockholder of the Company and free of any liens or encumbrances arising through the Company, other than restrictions of transfer under this Warrant and applicable state and federal securities laws;

(c)  During the period within which this Warrant may be exercised, the Company will at all times have authorized and reserved for the purpose of issue or transfer upon exercise of this Warrant, a sufficient number of authorized but unissued shares of Common Stock, when and as required, to provide for the exercise of the rights represented by this Warrant.  The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange or automated quotation system upon which the Common Stock is listed;

(d)  The execution and delivery of this Warrant are not, and the issuance of the Shares upon exercise of this Warrant in accordance with the terms hereof will not be, (i) inconsistent with the Company’s Certificate of Incorporation or by-laws; (ii) conflict with or constitute a violation of, or default (with the passage of time or otherwise) under: (A) any evidence of indebtedness, or under any material lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company is a party or by which it is bound, or (B) any law, administrative regulation applicable to the Company or any ordinance or order of any court or governmental agency, arbitration panel or authority applicable to and specifically naming the Company or its properties; and (iii) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company is a party or by which any of them is bound or to which any of the property or assets of the Company is subject.  No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body in the United States is required for the execution and delivery of the Warrant and the valid issuance and sale of the Shares to be sold pursuant to this Warrant, other than such as have been made or obtained, and except for any securities filings required to be made under federal or state securities laws; provided, however, that the Holder acknowledges and agrees that notification of and non-objection by Nasdaq to the terms of this Warrant pursuant to NASD Rule 4310(c)(17) is required and shall first be obtained prior to issuance of this Warrant.

(e)  There are no actions, suits, audits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company in any court or before any governmental commission, board or authority which, if adversely determined, will have a material adverse effect on the ability of the Company to perform its obligations under this Warrant; and

(f)  For so long as JNI shall own the Warrants or Shares, in any transaction in which stock of the Company is issued, the Company will appropriately fulfill its fiduciary duties to the Company and its shareholders.

11.  Registration Rights.  The Holder of any Shares of Common Stock acquired upon exercise of this Warrant in accordance with the terms hereof shall have the right to cause the Company to register such Shares in accordance with that certain Registration Rights Agreement between the Company and Holder.

12.  Modification and Waiver.  This Warrant and any provision hereof may be amended, waived, discharged or terminated with (and only with) the written consent of the party against which enforcement of the same is sought.  Any such amendment, modification or waiver effected pursuant to this Section 12 shall be binding upon the Holder of this Warrant, upon any future holder and upon the Company.

13.  Notices.  Any notice, request, communication or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be delivered in person, by facsimile, or shall be sent by certified or registered mail, postage prepaid, to each such Holder and the Company at their respective addresses indicated therefor on the signature page of this Warrant or at such other addresses as the Holder or the Company shall have furnished to the other in writing.

14.  Lost Warrants or Stock Certificates.  The Company covenants to the Holder hereof that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

15.  No Impairment.  The Company will not, by amendment of its Certificate of Incorporation or bylaws avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment.  Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock issuable upon the exercise of this Warrant above the amount payable therefor upon such exercise, and (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon exercise of this Warrant.  The Company also will not reorganize, consolidate, merge, dissolve, issue or sell securities or sell assets for the purpose (as opposed to having the effect) of avoiding the observance or performance of any of the terms of this Warrant.

16.  Descriptive Headings.  The descriptive headings of the several paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.  The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

17.  Governing Law.  This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of New York.

18.  Severability.  The invalidity or unenforceability of any provision of this Warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which shall remain in full force and effect.

19.  Entire Agreement; Modification.  This Warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

[Rest of page intentionally left blank.]

The Company has caused this Warrant to be duly executed and delivered as of the Grant Date.

METRO ONE TELECOMMUNICATIONS, INC.

By	/s/ Gary E. Henry
Title	President and CEO
Address:	11200 Murrary Scholls Place
Beaverton, OR 97007

WARRANT HOLDER

JINGLE NETWORKS, INC.

By:	/s/ Scott Kliger
Title:	CTO
Address:	8 New England Executive Park,
West Wing 3rd Floor
Burlington, MA 01803

EXHIBIT A

NOTICE OF EXERCISE

To:          Metro One Telecommunications, Inc. (the “Company”)

1.             The undersigned hereby elects to purchase            shares of Common Stock of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2.             Please issue a certificate or certificates representing             shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

3.             The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

(Signature)

(Date)